MERRIMAN CURHAN FORD & CO. COMPLETES ITS
LARGEST SOLE MANAGED PRIVATE PLACEMENT

The Firm Raises $78 million on behalf of PICO Holdings, Inc.

SAN FRANCISCO - May 9, 2006 - Merriman Curhan Ford & Co., a securities broker-dealer and investment bank, and subsidiary of MCF Corporation (AMEX: MEM), today announced that it has acted as the sole placement agent on a $78 million private placement for PICO Holdings, Inc.

This is the largest sole managed private placement completed by Merriman Curhan Ford & Co. to date. PICO will use the proceeds from this transaction to construct a water pipeline from the Fish Springs Ranch to the northern valleys of Reno, NV.

About PICO Holdings, Inc.

PICO is a diversified holding company. Currently its two major businesses are Vidler Water Company, a water resource development business, and Nevada Land & Resource Company, the largest private landowner in the state of Nevada. Vidler is a significant private sector owner of water rights and water storage assets in Nevada and Arizona. Nevada Land owns approximately 766,000 acres of land in northern Nevada, and the water and mineral rights related to its lands.

PICO acquires businesses which it identifies as undervalued based on Graham and Dodd-style fundamental analysis, and its assessment of what the business is worth based on the private market value of its assets, earnings, and cash flow. PICO favors long-established businesses in basic industries, with a history of operating successfully through industry cycles, recessions, and geo-political disruptions. PICO also acquires interests in companies where there is significant additional unrecognized value in land and other tangible assets. Its objective is to generate superior long-term growth in book value per share.

About Merriman Curhan Ford & Co. and MCF Corporation

Merriman Curhan Ford & Co. is a securities broker-dealer and investment bank focused on fast-growing companies and growth-oriented institutional investors. It provides investment research, brokerage and trading services primarily to institutions, as well as advisory and investment banking services to corporate clients. Its mission is to become a leader in the researching, advising, financing and trading of fast-growing companies. Merriman Curhan Ford & Co. is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. and SIPC.

MCF Corporation (AMEX: MEM) is a financial services holding company that provides investment research, capital markets services, asset management, wealth management, corporate and venture services, and investment banking through its operating subsidiaries, Merriman Curhan Ford & Co., MCF Asset Management, LLC, and MCF Wealth Management, LLC. MCF Asset Management, LLC and MCF Wealth Management, LLC are two recently formed businesses that are predicated on fee-based, recurring revenue models.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Quarterly Report on Form 10-Q filed on May 9, 2006. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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For More Information Contact:

Michael Mandelbaum
Mandelbaum Partners
310-785-0810
michaelm@mandelbaumpartners.com